Exhibit 99.1

CONTACTS:
Insignia Solutions	Financial Dynamics
Robert Collins, Chief Financial Officer	Investors: Teresa Thuruthiyil
(510) 360-3700	(415) 439-4500

INSIGNIA SOLUTIONS REPORTS FOURTH QUARTER 2004
FINANCIAL RESULTS

FREMONT, Calif., February 10, 2005 — Insignia Solutions (Nasdaq: INSG) today reported financial results for the fourth quarter ended December 31, 2004.

Insignia reported fourth quarter net revenues of $8,000 from the ongoing launch and commercialization of the Company’s new technology, Secure System Provisioning (SSPv2) for the comprehensive device management of a growing, complex and diverse array of mobile devices. The net loss in the fourth quarter was $2.1 million, or $0.06 per share. As of December 31, 2004, the Company had cash and cash equivalents of $902,000.

For the twelve months ended December 31, 2004, Insignia reported net revenues of $541,000. The net loss for 2004 was $7.1 million, or $0.23 per share.

Recent Highlights:

•	In a separate release today, the Company announced that it has entered into an agreement to acquire mi4e Device Management AB, a private company headquartered in Sweden. The acquisition, which is subject to customary closing conditions, is expected to close by March 1, 2005. Furthermore, the Company has secured new equity financing to fund the combined company’s new business pursuits.

•	On December 9, 2004, Insignia announced the appointments of David Lai to Vice President of Field Operations and Mario Cohen Andijar to Director of Southern European and Latin American Sales.

•	In November 2004, the Company announced the deployment of SSP v2 mobile device management platform with the Hong Kong Wireless Development Centre Ltd. (HKWDC) to support the mobile operator community of Hong Kong. The Centre provides a multi-operator and multi-vendor platform with connectivity to the wireless network including GSM, GPRS, 802.11, EDGE and 3G. Insignia SSP v2 has been installed in HKWDC’s facility at Cyberport in Hong Kong SAR and is in the process of testing and deployment with operators.

Conference Call

Insignia Solutions will host a conference call on Thursday, February 10, 2005 at 2:00 p.m. Pacific Time. A live webcast will be available via a link on the Investor Relations portion of Insignia’s website at www.insignia.com A question and answer session will follow immediately. An on-demand archive of the call will be available through the Company’s website for a period of two weeks after the event.

About Insignia Solutions
 Insignia provides an important ingredient to mobile operators and terminal manufacturers by enabling customers to manage a growing, complex and diverse community of mobile devices. Insignia’s products and services radically reduce customer care and recall costs, maintain device integrity, and enable a wide range of new mobile services. Founded in 1986, Insignia has a long history of innovation, stewardship of major industry standards, and the trust of dozens of manufacturers around the world. Insignia Solutions is traded on the NASDAQ under the symbol INSG. The company is headquartered in Fremont, California with research and development and European operations based in the United Kingdom. For additional information about Insignia or its products please visit http://www.insignia.com.

Insignia, Insignia Solutions, and the Insignia Solutions logo are registered trademarks, and Secure System Provisioning, Open Management Client, Dynamic Capabilities and Over-The-Air Repair are trademarks of Insignia Solutions, Inc. All other trademarks are the property of their respective holders.

Forward-Looking Statements
The statements in this press release relating to matters that are not historical are forward-looking statements that involve risks and uncertainties. This release includes forward-looking statements that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those referred to in the forward-looking statements. Such factors include, but are not limited to, Insignia’s need for additional capital to sustain operations, Insignia’s reliance on the successful introduction of its SSP v2 product line, Insignia’s need to generate significantly greater revenue to achieve profitability and Insignia’s liquidity and capital needs. Further details on these and other risks are set forth in Insignia Solutions’ filings with the Securities and Exchange Commission, including its most recent filings on Forms 10-K and 10-Q. These filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov. Insignia Solutions does not undertake an obligation to update forward-looking or other statements in this release.

(Tables Follow)

INSIGNIA SOLUTIONS PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)
(unaudited)

	December 31,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$902	$2,212
Restricted cash	50	20
Accounts receivable	175	50
Other receivables	241	1,153
Tax receivable	322	391
Prepaid royalties	—	2,185
Prepaid expenses	456	410

Total current assets	2,146	6,421
Property and equipment, net	140	154
Investment in affiliate	68	—
Other assets	233	219

	$2,587	$6,794

LIABILITIES, REDEEMABLE WARRANTS AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$241	$468
Accrued liabilities	995	1,239
Note payable	—	1,000
Deferred revenue	10	1,460

Total current liabilities	1,246	4,167

Redeemable warrants	—	38

Shareholders’ equity:
Ordinary shares	11,940	8,111
Additional paid-in capital	64,458	61,898
Common stock subscription	—	575
Accumulated deficit	(74,596)	(67,534)
Other accumulated comprehensive loss	(461)	(461)

Total shareholders’ equity	1,341	2,589

	$2,587	$6,794

INSIGNIA SOLUTIONS PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except per share amounts)
(unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2004	2003	2004	2003
Net revenues:
License	$—	$129	$521	$522
Service	8	1	20	188

Total net revenues	8	130	541	710

Cost of net revenues:
License	—	67	28	288
Service	14	—	14	52

Total cost of net revenues	14	67	42	340

Gross profit	(6)	63	499	370

Operating expenses:
Sales and marketing	588	428	2,511	1,757
Research and development	681	678	2,807	3,373
General and administrative	715	481	2,579	2,676
Restructuring	—	18	—	498

Total operating expenses	1,984	1,605	7,897	8,304

Operating loss	(1,990)	(1,542)	(7,398)	(7,934)
Interest income (expense), net	—	(13)	6	(40)
Other income (expense), net	1	(277)	249	3,141

Loss before income taxes	(1,989)	(1,832)	(7,143)	(4,833)
Provision for (benefit from) income taxes	130	(91)	(81)	(510)

Net loss	$(2,119)	$(1,741)	$(7,062)	$(4,323)

Net loss per share Basic	$(0.06)	$(0.07)	$(0.23)	$(0.20)

Diluted	$(0.06)	$(0.07)	$(0.23)	$(0.20)

Weighted average shares and share equivalents:
Basic	33,495	24,539	30,191	21,231

Diluted	33,495	24,539	30,191	21,231